410 N. Michigan Ave. Chicago, Illinois 60611, U.S.A 1 News Announcement For Immediate Release Oil-Dri Announces Appointment of Jonathan Blake as New Vice President, Corporate Controller Chicago – (March 17, 2025) Oil-Dri Corporation of America (NYSE: ODC) announces that effective today, Jonathan Blake has been appointed as Vice President, Corporate Controller and will serve as the Company’s principal accounting officer. Mr. Blake will report directly to Susan M. Kreh, Chief Financial Officer and Chief Information Officer. In this role, Mr. Blake will lead the accounting and tax functions across the organization and will play a crucial role in supporting the growth of Oil-Dri. Mr. Blake brings over 25 years of experience in accounting and finance to the Company, with expertise in SEC reporting, SOX compliance, technical accounting, and financial system implementation. Prior to joining Oil-Dri, Mr. Blake served as the Global Corporate Controller at Videojet Technologies Inc., a Veralto Company, where he has successfully led the global accounting and finance operations since 2018. Before this, Mr. Blake assumed the role of Global Corporate Controller & North America Finance Director at Optimas OE Solutions Holdings from 2015 to 2018. Earlier in his career, he held senior management positions in external reporting, compliance, and sales internal controls at Kraft Foods from 2009-2015. Mr. Blake spent over 11 years in public accounting and assumed positions of increasing responsibility at Deloitte & Touche, where he began his career in 1998. Mr. Blake holds a Bachelor of Business Administration in Accounting from the College of William and Mary. “We are thrilled to welcome Jon to the Oil-Dri team,” said Susan M. Kreh. “His extensive experience in accounting and finance within various global industries will be invaluable as we continue to grow and drive efficiencies across our business. Jon’s leadership will play a key role in supporting our tactical objectives and enhancing our financial reporting operations.” About Oil-Dri Oil-Dri Corporation of America is a leading manufacturer and supplier of specialty sorbent products for the pet care, animal health and nutrition, bleaching clay and fluids purification, agricultural ingredients, sports field, industrial and automotive markets. Oil- Dri is vertically integrated which enables the Company to efficiently oversee every step of the process from research and development to supply chain to marketing and sales. With over 80 years of experience, the Company continues to fulfill its mission to Create Value from Sorbent Minerals. To learn more about the Company, visit oildri.com.

410 N. Michigan Ave. Chicago, Illinois 60611, U.S.A 2 Contact: Leslie A. Garber Director of Investor Relations Oil-Dri Corporation of America InvestorRelations@oildri.com (312) 321-1515